Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a list of significant and other subsidiaries of Pure Storage, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Pure Storage Australia Pty Ltd	Australia
Pure Storage Austria, GmbH	Austria
Pure Storage Belgium BVBA	Belgium
Pure Storage do Brasil Solucoes e Servicos de Armazenamento de Dados Ltda	Brazil
Pure Storage Canada Limited	Canada
Pure Storage Czech Republic s.r.o.	Czech Republic
Pure Storage Holdings, Inc.	Delaware
Pure Storage International, Inc.	Delaware
Pure Storage LLC	Delaware
Pure Storage France SARL	France
Pure Storage Germany GmbH	Germany
Pure Storage HK Ltd	Hong Kong
Pure Storage India Private Limited	India
Pure Storage International Limited	Ireland
Pure Storage Italy, SRL	Italy
Pure Storage Japan KK	Japan
Pure Storage Malaysia SDN BHD	Malaysia
Pure Storage Mexico S. de R.L. de C.V.	Mexico
Pure Storage Netherlands BV	Netherlands
Pure Storage New Zealand Limited	New Zealand
Pure Storage (RUS) Limited Liability Company	Russia
Pure Storage Singapore Pte Ltd	Singapore
Pure Storage South Africa (Pty) Ltd	South Africa
Pure Storage Korea Co Ltd	South Korea
Pure Storage Spain, SLU	Spain
Pure Storage Sweden AB	Sweden
Pure Storage Switzerland GmbH	Switzerland
Pure Storage Bilgi Teknolojileri Limited Şirketi	Turkey
Pure Storage Ltd (UK)	United Kingdom